Exhibit 99.1

March 2, 2009 FOR IMMEDIATE RELEASE

PAUL REILLY NAMED

RAYMOND JAMES PRESIDENT,

SUCCESSOR TO CEO THOMAS JAMES

ST. PETERSBURG, Fla. – Raymond James Financial (NYSE-RJF) Chairman and CEO Thomas A. James announced that Paul Reilly will join the firm as president of Raymond James Financial on May 1, 2009, and after one year will succeed James as chief executive officer. After that point, James will continue to work for the firm full time as executive chairman of the board.

Reilly was named to the Raymond James Financial board of directors in 2005, and has served as chair of the audit committee for the past year. He is currently executive chairman of Korn/Ferry International (NYSE-KFY), a global provider of talent management solutions, and began his tenure with the company as chairman and CEO in 2001. Prior to that, Reilly was CEO at KPMG International, a firm of more than 100,000 employees with annual revenues of $12 billion. Based in Amsterdam, he was responsible for the overall strategy and implementation of the firm’s products, services and infrastructure on a global basis. Before being named CEO at KPMG, he ran the firm’s financial services business and earlier had held senior management positions in its real estate consulting group. Reilly earned his bachelor’s degree and an MBA in finance from the University of Notre Dame, and also holds the Certified Public Accountant designation.

“Because he grew up in St. Petersburg, I have known Paul and his family since he was a young tennis player. Since then, he has demonstrated success in academia and international business, as well as, in recent years, as a public company CEO,” stated James.

“During his three-year tenure as a board member of Raymond James Financial, he has exhibited high intellect, financial acumen, good decision-making skills, objectivity, and a commitment to the values and tenets upon which Raymond James was founded. I have confidence his work ethic, management skills and integrity will enable him to guide Raymond James to continued success in the future.”

In the coming year, Reilly will continue to serve on the RJF board of directors and as part of the succession transition will assume reporting responsibilities and special assignments as dictated by business need.

“The Raymond James Board of Directors and I have been focused on expanding the depth of our management team and addressing the need for a sound succession plan for some time. The addition of Paul as leader of our existing team of very capable managers will achieve that objective. Furthermore, during the transition, I can facilitate that process to assure future success and independence for Raymond James Financial,” James continued.

James also noted that Reilly’s history with Raymond James and appreciation for the firm’s culture and values will help ensure continuity during this period of transition.

“I grew up in St. Petersburg and worked many years in the financial services industry,” said Reilly. “During that time I have witnessed Raymond James transform from an impressive local business to one of the country’s largest securities firms. I have long had a special affinity and admiration for the company and my regard for Raymond James and its executive team has only grown during my tenure as a board member.

“With its conservative management practices and principles, commitment to clients and service-oriented culture, the firm increasingly distinguishes itself from others in the industry. Raymond James’ relatively steady performance during these challenging economic times has validated its approach and is another reason why it continues to be so well-respected by clients, advisors and peers,” Reilly continued.

“I believe Raymond James is remarkably well-positioned for success in the future and am excited to work with Tom James and the firm’s senior managers to build on the firm’s impressive heritage and help it to continue to realize its tremendous potential.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $173 billion, of which approximately $26 billion are managed by the firm’s asset management subsidiaries.

For more information, contact Tracey Bustamante at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.